LOCK-UP AGREEMENT

THIS AGREEMENT (this "Agreement") is dated as of April 14, 2008 by and between Aamaxan Transport Group, Inc., a Delaware corporation (the "Company"), and Belmont Partners, a Virginia limited liability company ("Shareholder").

WHEREAS, pursuant to an agreement dated the date hereof between Belmont Partners ("Belmont") and Shanghai A Trip Medical Technology Co., Ltd., the Company shall issue to Belmont 821,429 shares of Common Stock, par value $.001 per share, of the Company ("Common Stock") as compensation for certain services rendered by Belmont in connection with a share exchange transaction whereby certain persons will exchange all their equity interest in Asia Business Management Group Limited, a British Virgin Islands company, for the issuance of shares of Common Stock.

WHEREAS, Shareholder has agreed not to sell any shares of the Company's Common Stock that Shareholder presently owns, owns or may acquire after the date hereof, except in accordance with the terms and conditions set forth herein (collectively, the "Lock-Up Shares").

NOW, THEREFORE, in consideration of the covenants and conditions hereinafter contained, the parties hereto agree as follows:

1. Restriction on Transfer; Term. The Shareholder hereby agrees with the Company that such Shareholder will not offer, sell, contract to sell, assign, transfer, hypothecate, pledge or grant a security interest in, or otherwise dispose of, or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition of (whether by actual disposition or effective economic disposition due to cash settlement or otherwise, directly or indirectly (each, a "transfer"), any of the shares of Common Stock owned by such Shareholder as of the date hereof or any such shares acquired thereafter and shall not transfer such shares until the date that is twelve (12) months following the date of this Agreement (the "Period"). Thereafter, during each monthly period after the end of the Period until the date which is six months after the last day of the Period, the Shareholder may not transfer more than a number of shares of Common Stock equal to .333% of the outstanding shares of Common Stock on the first day of such monthly period. Notwithstanding the foregoing, the Company agrees that the Shareholder may transfer shares of Common Stock to employees, agents and affiliates of the Shareholder who agree to be bound by the terms and conditions of this agreement ("Assignees"); provided that for purposes of the limitation on transfer set forth in the immediately preceding sentence, all transfers by the Shareholders and its Assignees shall be aggregated.

2. Ownership. During the Period and the six month period thereafter, Shareholder shall retain all rights of ownership in the Lock-Up Shares, including, without limitation, voting rights and the right to receive any dividends, if any, that may be declared in respect thereof.

3. Company and Transfer Agent. The Company is hereby authorized to disclose the existence of this Agreement to its transfer agent. The Company and its transfer agent are hereby authorized by the Shareholder to decline to make any transfer of the Common Stock if such transfer would constitute a violation or breach of this Agreement and/or the Purchase Agreement.

4. Notices. All notices, demands, consents, requests, instructions and other communications to be given or delivered or permitted under or by reason of the provisions of this Agreement or in connection with the transactions contemplated hereby shall be in writing and shall be deemed to be delivered and received by the intended recipient as follows: (i) if personally delivered, on the business day of such delivery (as evidenced by the receipt of the personal delivery service), (ii) if mailed certified or registered mail return receipt requested, two (2) business days after being mailed, (iii) if delivered by overnight courier (with all charges having been prepaid), on the business day of such delivery (as evidenced by the receipt of the overnight courier service of recognized standing), or (iv) if delivered by facsimile transmission, on the business day of such delivery if sent by 6:00 p.m. in the time zone of the recipient, or if sent after that time, on the next succeeding business day (as evidenced by the printed confirmation of delivery generated by the sending party's telecopier machine). If any notice, demand, consent, request, instruction or other communication cannot be delivered because of a changed address of which no notice was given (in accordance with this Section 4), or the refusal to accept same, the notice, demand, consent, request, instruction or other communication shall be deemed received on the second business day the notice is sent (as evidenced by a sworn affidavit of the sender). All such notices, demands, consents, requests, instructions and other communications will be sent to the following addresses or facsimile numbers as applicable.

If to the Company:

Mr. Chen Zhong
Aamaxan Transport Group, Inc.
2a, 2b, No.8 Building No. 200 Newton Road
Zhangjang High-Tech Park
Shanghai
People's Republic of China
Tel. No.: 86-21-508-05-789
Fax No.: 86-21-508-02-149

with copies (which copies shall not constitute notice) to:

Guzov Ofsink, LLC
600 Madison Avenue, 14th Floor
New York, New York 10022
Attention: Darren Ofsink
Tel. No.: (212) 371-8008, ext. 102
Fax No.: (212) 688-7273

If to Shareholder,

Belmont Partners
360 Main Street
Washington, Virginia 22747
Attention: Joseph Meuse

Tel. No.: 540-675-3149
Fax No.: 540-675-3369

or to such other address as any party may specify by notice given to the other party in accordance with this Section 4.

5. Amendment. This Agreement may not be modified, amended, altered or supplemented, except by a written agreement executed by each of the parties hereto and approved by the holders of more than fifty percent (50%) of the Conversion Shares, as such term is defined in the Securities Purchase Agreement between the Company and certain investors being entered into and consummated on the date hereof (determined on an "as-converted" basis with respect to any Series A Convertible Preferred Stock, par value $0.001 per share not then converted).

6. Entire Agreement. This Agreement contains the entire understanding and agreement of the parties relating to the subject matter hereof and supersedes all prior and/or contemporaneous understandings and agreements of any kind and nature (whether written or oral) among the parties with respect to such subject matter, all of which are merged herein.

7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in that state, without regard to any of its principles of conflicts of laws or other laws which would result in the application of the laws of another jurisdiction. This Agreement shall be construed and interpreted without regard to any presumption against the party causing this Agreement to be drafted.

8. Waiver of Jury Trial. EACH OF THE PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES UNCONDITIONALLY AND IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY AND THE FEDERAL DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND EACH OF THE PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY OBJECTION TO VENUE IN NEW YORK COUNTY OR SUCH DISTRICT, AND AGREES THAT SERVICE OF ANY SUMMONS, COMPLAINT, NOTICE OR OTHER PROCESS RELATING TO SUCH SUIT, ACTION OR OTHER PROCEEDING MAY BE EFFECTED IN THE MANNER PROVIDED IN SECTION 4.

9. Severability. The parties agree that if any provision of this Agreement be held to be invalid, illegal or unenforceable in any jurisdiction, that holding shall be effective only to the

extent of such invalidity, illegally or unenforceability without invalidating or rendering illegal or unenforceable the remaining provisions hereof, and any such invalidity, illegally or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. It is the intent of the parties that this Agreement be fully enforced to the fullest extent permitted by applicable law.

10. Binding Effect; Assignment. This Agreement and the rights and obligations hereunder may not be assigned by any party hereto without the prior written consent of the other parties hereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

11. Headings. The section headings contained in this Agreement (including, without limitation, section headings and headings in the exhibits and schedules) are inserted for reference purposes only and shall not affect in any way the meaning, construction or interpretation of this Agreement. Any reference to the masculine, feminine, or neuter gender shall be a reference to such other gender as is appropriate. References to the singular shall include the plural and vice versa.

12. Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, and all of which, when taken together, shall constitute one and the same document. This Agreement shall become effective when one or more counterparts, taken together, shall have been executed and delivered by all of the parties.

13. Specific Performance; Injunctive Relief. The parties hereto acknowledge that the Company will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of the Shareholder set forth herein. Therefore, it is agreed that, in addition to any other remedies which may be available to the Company upon such violation, the Company shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to it at law or in equity.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above herein.

AAMAXAN TRANSPORT GROUP, INC.

By: ________________________________
Name: Chen Zhong
Title: Chief Executive Officer

BELMONT PARTNERS

By: ________________________________
Name: Joseph Meuse
Title: